Free Writing Prospectus
Filing Pursuant to Rule 433
Filed on October 7, 2015
Registration Statement No. 333-201577-04

* FULL PRICING * $1+BN GM Financial Automobile Leasing Trust (GMALT) 2015-3

JT-BOOKS: Deutsche Bank(str), Barclays, BNP, RBC CO-MGRS : CA, GS, JPM, Mizuho, RBS

CLS	QTY/$MMs	MDY/S&P	WAL	LEGAL	BENCH	SPRD	YIELD	CPN	$PX

A-1	122.000	P-1/A-1+	0.30	10/16	YLD%	0.45%	0.450	0.45	100.00000
A-2A	66.030	Aaa/AAA	1.41	06/18	EDSF	+58	1.181	1.17	99.98864
A-2B	284.000	Aaa/AAA	1.41	06/18	1-ML	+58	—	—	100.00000
A-3	321.010	Aaa/AAA	2.40	03/19	ISWAPS	+85	1.699	1.69	99.99289
A-4	97.160	Aaa/AAA	2.87	11/19	ISWAPS	+85	1.817	1.81	99.99953
B	41.750	Aa2/AA	2.93	11/19	ISWAPS	+135	2.332	2.32	99.99784
C	38.490	A2/A	3.01	11/19	ISWAPS	+200	3.001	2.98	99.99303
D	29.820	Baa2/BBB	3.04	08/20	ISWAPS	+250	3.508	3.48	99.99233

BILL & DELIVER	:	Deutsche Bank	BLOOMBERG TICKER	:	GMALT 2015-3
REGISTRATION	:	SEC Registered	EXPECTED RATINGS	:	Moody’s/S&P
EXPECTED SETTLE	:	10/15/2015	FIRST PAY DATE	:	11/20/2015
ERISA ELIGIBLE	:	Yes	EXPECTED PRICING	:	PXD at ~4PM ET
MINIMUM DENOMS	:	1k x 1k	PRICING SPEED	:	100 PPC to Maturity

CLS	CUSIP
A1:	36250QAA1
A2A:	36250QAB9
A2B:	36250QAC7
A3:	36250QAD5
A4:	36250QAE3
B:	36250QAF0
C:	36250QAG8
D:	36250QAH6

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.